                           OFFER TO PURCHASE FOR CASH
          UP TO 10,678,792 OUTSTANDING SHARES OF SERIES A COMMON STOCK
                                       OF

                             THE PRESLEY COMPANIES
                                       AT
                              $0.655 NET PER SHARE
                                       BY

                                  WILLIAM LYON
                                      AND

                                WILLIAM H. LYON

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 5, 1999, UNLESS THE OFFER IS EXTENDED. WILLIAM LYON AND WILLIAM H. LYON (COLLECTIVELY, THE "PURCHASERS") HAVE AGREED, UNDER CERTAIN CIRCUMSTANCES AND SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER, TO EXTEND THE OFFER FROM TIME TO TIME UNTIL THE CLOSING OF THE ACQUISITION (AS DEFINED HEREIN).

    THE OFFER IS BEING MADE AS PART OF A SERIES OF TRANSACTIONS THAT ARE EXPECTED TO RESULT IN (I) THE ACQUISITION BY PRESLEY HOMES, A CALIFORNIA CORPORATION ("PRESLEY HOMES") AND A WHOLLY OWNED SUBSIDIARY OF THE PRESLEY COMPANIES, A DELAWARE CORPORATION (THE "COMPANY"), OF SUBSTANTIALLY ALL OF THE REAL ESTATE AND RELATED ASSETS AND LIABILITIES OF WILLIAM LYON HOMES, INC. ("WLHI"), A CALIFORNIA CORPORATION OWNED BY THE PURCHASERS, (II) THE PURCHASE BY THE PURCHASERS OF OUTSTANDING SHARES OF THE COMPANY'S SERIES A COMMON STOCK ("SERIES A SHARES") PURSUANT TO THE OFFER AND THE PURCHASE BY WLHI (OR ONE OR MORE OF ITS AFFILIATES) OF OUTSTANDING SHARES OF THE COMPANY'S SERIES B COMMON STOCK ("SERIES B SHARES") PURSUANT TO THE SERIES B STOCK PURCHASE AGREEMENTS, EACH AS DESCRIBED HEREIN, SUCH THAT FOLLOWING SUCH PURCHASES, THE PURCHASERS AND THEIR AFFILIATES OWN UP TO 49.9% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY, AND (III) THE MERGER OF THE COMPANY WITH AND INTO PRESLEY MERGER SUB, INC., A NEWLY-FORMED DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF THE COMPANY (THE "MERGER").

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 1,989,180 SERIES A SHARES, SUBJECT TO ADJUSTMENT AS DESCRIBED HEREIN (THE "MINIMUM CONDITION"), (B) WLHI (OR ONE OR MORE OF ITS AFFILIATES) CONTINUING TO HAVE, AS OF THE EXPIRATION OF THE OFFER, THE LEGALLY ENFORCEABLE RIGHT TO PURCHASE SERIES B SHARES PURSUANT TO EACH OF THE SERIES B STOCK PURCHASE AGREEMENTS, (C) THE CONSUMMATION OF THE ACQUISITION BY PRESLEY HOMES OF SUBSTANTIALLY ALL OF THE REAL ESTATE AND RELATED ASSETS AND LIABILITIES OF WLHI PURSUANT TO THE PURCHASE AGREEMENT (AS DEFINED HEREIN), AND (D) APPROVAL OF THE MERGER BY HOLDERS OF A MAJORITY OF THE OUTSTANDING SERIES A SHARES AND SERIES B SHARES VOTING TOGETHER AS A SINGLE CLASS.

    A SPECIAL COMMITTEE OF INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT, HAS RECOMMENDED THAT HOLDERS OF SERIES A SHARES (OTHER THAN THE PURCHASERS AND CERTAIN HOLDERS OF SERIES B SHARES) ACCEPT THE OFFER AND TENDER THEIR SERIES A SHARES PURSUANT TO THE OFFER; PROVIDED, HOWEVER, THAT SUCH HOLDERS OF SERIES A SHARES SHOULD CONSULT WITH THEIR FINANCIAL AND TAX ADVISORS PRIOR TO TENDERING THEIR SERIES A SHARES IN THE OFFER.

                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Series A Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Series A Shares and any other required documents to the Depositary or tender such Series A Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Series A Shares are registered in the name of a broker, dealer, commercial bank trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Series A Shares.

    A stockholder who desires to tender Series A Shares and whose certificates representing such Series A Shares are not immediately available, or who cannot comply on a timely basis with the procedures for book-entry transfer described in this Offer to Purchase, may tender such Series A Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.

                            ------------------------

                                October 7, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
  INTRODUCTION.....................................................    1
  THE TENDER OFFER.................................................    2
   1.  Terms of the Offer; Expiration Date; Amendment;
       Termination.................................................    2
   2.  Acceptance for Payment and Proration; Payment...............    4
   3.  Procedures for Tendering Series A Shares....................    6
   4.  Withdrawal Rights...........................................    8
   5.  Certain Federal Income Tax Consequences.....................    9
   6.  Price Range of Series A Shares; Dividends...................    9
   7.  Certain Information Concerning the Company..................   10
   8.  Certain Information Concerning the Purchasers...............   13
   9.  Source of Funds.............................................   15
  10.  Background of the Offer; The Purchase Agreement.............   16
  11.  Purpose of the Offer; Plans for the Company.................   25
  12.  Dividends and Distributions.................................   25
  13.  Effect of the Offer on the Market for the Series A Shares;
       Stock Exchange Listing; Exchange Act Registration; Margin
       Regulations.................................................   26
  14.  Conditions to the Offer.....................................   27
  15.  Certain Legal Matters.......................................   29
  16.  Fees and Expenses...........................................   30
  17.  Miscellaneous...............................................   30

TO THE HOLDERS OF SERIES A COMMON STOCK
  OF THE PRESLEY COMPANIES:

                                  INTRODUCTION

     William Lyon and William H. Lyon (together, the "Purchasers") hereby offer to purchase up to an aggregate of 10,678,792 shares (subject to adjustment as described herein) of the outstanding Series A Common Stock, $0.01 par value per share (the "Series A Shares"), of The Presley Companies, a Delaware corporation (the "Company"), at a price of $0.655 per Series A Share, net to the tendering stockholder in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as extended or amended from time to time, together constitute the "Offer"). Tendering stockholders of the Company will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Series A Shares by the Purchasers pursuant to the Offer. The Purchasers will pay all charges and expenses of ChaseMellon Consulting Services, LLC, which is acting as Information Agent, and ChaseMellon Shareholder Services, LLC, which is acting as Depositary in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Purchase Agreement and Escrow Instructions dated as of October 7, 1999 (the "Purchase Agreement"), by and among William Lyon Homes, Inc., a California corporation owned by the Purchasers ("WLHI"), the Purchasers, the Company and Presley Homes, a California corporation and a wholly owned subsidiary of the Company ("Presley Homes"). The Purchase Agreement provides for, among other things, the acquisition by Presley Homes of substantially all of the real estate and related assets of WLHI for the cash purchase price of forty-eight million dollars ($48,000,000), subject to adjustment, together with the assumption of substantially all liabilities of WLHI (the "Acquisition"). The Purchase Agreement also contemplates that (a) the Company will be merged with and into Presley Merger Sub, Inc. ("New Presley"), a newly-formed Delaware corporation and a wholly owned subsidiary of the Company (the "Merger"), and (b) WLHI (or one or more of its affiliates) will consummate the purchase of up to 15,566,837 shares of the Company's Series B Common Stock, $0.01 par value per share (the "Series B Shares"), pursuant to separate Stock Purchase and Sale Agreements (collectively, the "Series B Stock Purchase Agreements") between WLHI and each of GS Credit Partners, L.P., ING (U.S.) Capital, LLC, and The Chase Manhattan Bank, as Trustee for First Plaza Group Trust (collectively, the "Series B Stockholders"). Each Series B Share is convertible into one Series A Share. (The Series A Shares and the Series B Shares are collectively referred to herein as the "Common Stock.")

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 1,989,180 SERIES A SHARES, SUBJECT TO ADJUSTMENT AS DESCRIBED HEREIN (THE "MINIMUM CONDITION"), (II) WLHI (OR ONE OR MORE OF ITS AFFILIATES) CONTINUING TO HAVE, AS OF THE EXPIRATION OF THE OFFER, THE LEGALLY ENFORCEABLE RIGHT TO PURCHASE SERIES B SHARES PURSUANT TO EACH OF THE SERIES B STOCK PURCHASE AGREEMENTS, (III) THE CONSUMMATION OF THE ACQUISITION, AND (IV) APPROVAL OF THE MERGER BY HOLDERS OF A MAJORITY OF THE OUTSTANDING SERIES A SHARES AND SERIES B SHARES VOTING TOGETHER AS A SINGLE CLASS.

     A SPECIAL COMMITTEE OF INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND IN FURTHERANCE OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT, HAS RECOMMENDED THAT HOLDERS OF SERIES A SHARES (OTHER THAN THE PURCHASERS AND THE SERIES B STOCKHOLDERS) ACCEPT THE OFFER AND TENDER THEIR SERIES A SHARES PURSUANT TO THE OFFER; PROVIDED, HOWEVER, THAT SUCH HOLDERS OF SERIES A SHARES SHOULD CONSULT WITH THEIR FINANCIAL AND TAX ADVISORS PRIOR TO TENDERING THEIR SERIES A SHARES IN THE OFFER.

     Warburg Dillon Read LLC ("Warburg Dillon Read"), the financial advisor to the Special Committee of the Board of Directors of the Company, has delivered to the Special Committee its written opinion dated September 16, 1999, to the effect that, after giving effect to the Acquisition, the Offer, the Merger and the transactions contemplated under the Series B Stock Purchase Agreements, the shares of common stock of New Presley to be issued in the Merger to holders of Series A Shares and, to the extent that any such holder of Series A Shares (other than the Purchasers and the Series B Stockholders) tenders Series A Shares in the Offer, the cash that may be received by each such tendering holder of Series A Shares (other than the Purchasers and the Series B Stockholders), subject to the proration provisions of the Offer, is fair to the holders of Series A Shares (other than the Purchasers and the Series B Stockholders) from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith. Warburg Dillon Read confirmed its opinion as of October 7, 1999. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, factors considered and procedures followed by Warburg Dillon Read.

     The Merger has been proposed in order to implement restrictions on the transfer of the Company's Common Stock. These stock transfer restrictions will reduce, but not eliminate, the risk that an ownership change will occur with respect to the Company that would limit the use by the Company of its substantial tax net operating loss carryforwards to offset future taxable income. The Merger and the transfer restrictions are described in detail in proxy materials of the Company which have been filed with the Securities and Exchange Commission (the "Commission"). Record holders of Common Stock as of September 15, 1999 will receive these proxy materials in a separate mailing and will be entitled to vote on the Merger at a special meeting of stockholders of the Company. The Company's proxy materials contain important financial and other information relating to the Merger and the Acquisition, and holders of Series A Shares should review the proxy materials carefully before making any decision with respect to the Offer.

     William Lyon is presently the Chairman of the Board of Directors of the Company. Each of the Purchasers and WLHI has agreed, and each of the Series B Stockholders has conditionally agreed, to vote all shares of Common Stock owned by them in favor of the Merger at the special meeting of the stockholders. As of the date of the Offer, the Purchasers own and have the right to vote 5,439,589 of the issued and outstanding shares of Common Stock of the Company. In addition, the Series B Stockholders have represented to WLHI in the Series B Stock Purchase Agreements that they own an aggregate of 17,264,162 of the issued and outstanding shares of Common Stock of the Company.

     According to the Company, as of October 6, 1999, there were 34,792,732 Series A Shares and 17,402,946 Series B Shares issued and outstanding, aggregating to 52,195,678 shares of Common Stock issued and outstanding. On October 6, 1999, the last full trading day prior to the announcement of the Purchase Agreement and the Purchasers' intention to commence the Offer, the closing price per Series A Share on the New York Stock Exchange (the "NYSE") was $0.8125.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE; AMENDMENT; TERMINATION

     Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for all Series A Shares, up to a maximum aggregate of 10,678,792 Series A Shares (subject to adjustment as described below), which are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, November 5, 1999 (the "Initial Expiration Date"), unless and until the Purchasers, as provided below, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer as so extended by the

Purchasers, shall expire. Pursuant to the Purchase Agreement, the Purchasers, subject to the terms and conditions of the Offer, have agreed to extend the period of time during which the Offer is open if, on the Initial Expiration Date, (i) the Minimum Condition shall not have been satisfied or waived by the Purchasers, or (ii) the Acquisition shall not have been consummated or the stockholders of the Company shall not have approved the Merger due to delays in
(a) obtaining necessary governmental or regulatory approvals of, or necessary third party consents to, either of the Acquisition or the Merger, or (b) obtaining the financing required to satisfy the conditions to the Acquisition, or (c) obtaining the release of WLHI from certain performance bonds, guarantees and other obligations as set forth in the Purchase Agreement. Under such circumstances, the Purchasers have agreed to extend the Expiration Date of the Offer from time to time and for such number of business days as may be necessary to allow for such conditions to be satisfied and for the closing of the Offer to be substantially coterminous with the closing of the Acquisition; provided, however, that in no event shall the Purchasers be obligated to extend the expiration of the Offer beyond November 30, 1999 (or thirty calendar days thereafter in the event that the closing of the Acquisition or the stockholder vote upon the Merger is delayed due to further delays in the process of obtaining necessary governmental or regulatory approvals). The Purchasers expressly reserve the right to decrease or waive the Minimum Condition and otherwise to amend the terms and conditions of the Offer; provided that, without the written consent of the Company, no amendment may be made which (1) decreases the Offer Price, (2) decreases the number of Series A Shares sought, or (3) amends the terms of the Offer in any manner adverse to the holders of Series A Shares.

     The Purchasers have agreed that if, after receiving the advice of counsel, the Company determines that the consummation of the Offer and/or the purchases by WLHI (or one or more of its affiliates) of Series B Shares under the Series B Stock Purchase Agreements would result in an "ownership change" of the Company for federal tax purposes or other adverse tax consequence to the Company, the Purchasers will reduce the number of Series A Shares sought pursuant to the Offer (but not below the number of Series A Shares required to satisfy the Minimum Condition) to avoid such "ownership change" or other adverse federal tax consequence.

     If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer (including a decrease in the number of Series A Shares sought pursuant to the Offer as required above) or waive a material condition of the Offer, the Purchasers will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1(b) promulgated by the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the number of shares sought pursuant to the Offer, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in the number of Series A Shares, a minimum of ten business days from the date that notice of such change in the number of Series A Shares sought is first published or sent or given to stockholders is generally required to allow for adequate dissemination to stockholders and investor response. As used in this Offer to Purchase, "business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the consummation of the Acquisition, approval of the Merger by holders of a majority of the Series A Shares and Series B Shares voting together as a class, and the satisfaction of the other conditions set forth in
Section 14. If any such condition is not satisfied prior to the Expiration Date of the Offer, the Purchasers may, subject to the terms of the Purchase Agreement, (i) terminate the Offer and return all tendered Series A Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such tendered Series A Shares until the Expiration Date of the Offer as so extended, (iii) other than as described in
Section 14, waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Series A Shares validly tendered and not withdrawn by the Expiration Date, or (iv) delay acceptance for payment of (whether or not the Series A Shares have theretofore been accepted for payment), or payment for, any Series A Shares tendered and not withdrawn, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Notwithstanding the foregoing, upon consummation of the Acquisition in accordance with the terms of the Purchase Agreement, all of the conditions to the Offer shall be deemed to have been satisfied (other than the condition that there be no action, legislation, regulation, ruling or judgment instituted or pending which would make illegal or otherwise prohibit consummation of the Offer, the Merger or the purchase by WLHI of the Series B Shares as contemplated under the Purchase Agreement and the Series B Stock Purchase Agreements, or impose a limitation on the ability of the Purchasers to acquire, hold or vote shares of Common Stock of the Company, or require divestiture by the Purchasers or their respective affiliates of shares of Common Stock or divestiture by the Company of any material portion of its business or assets taken as a whole). In the Purchase Agreement, the Purchasers have agreed, subject to the conditions in Section 14 and its rights under the Offer, to accept for payment and pay for Series A Shares tendered pursuant to the Offer as soon as the Purchasers are legally permitted to do so under applicable law.

     If the Purchasers extend the Offer, or if the Purchasers (whether before or after their acceptance for payment of Series A Shares) are delayed in their purchase of or payment for Series A Shares or are unable to pay for Series A Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Series A Shares on behalf of the Purchasers, and such Series A Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. The ability of the Purchasers to delay the payment for Series A Shares which the Purchasers have accepted for payment is, however, limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the bidder's offer.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act.

     The Company has provided to the Purchasers a list containing the names and addresses of the record holders of Series A Shares and lists of securities positions of Series A Shares held in stock depositories for the purpose of disseminating the Offer to stockholders of the Company. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Series A Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Series A Shares.

2.  ACCEPTANCE FOR PAYMENT AND PRORATION; PAYMENT

     Pursuant to the terms of, and subject to the prior satisfaction or waiver of the conditions of, the Offer (as it may be extended or amended), the Purchasers will accept for payment and pay for all Series A Shares validly tendered prior to the Expiration Date and not properly withdrawn as promptly as practicable following such Expiration Date. If more than 10,678,792 Series A Shares have been validly tendered and not withdrawn as of the Expiration Date of the Offer, the Purchasers will accept for payment and purchase Series A Shares from tendering stockholders on a pro rata basis, which calculation will be adjusted downward to avoid acceptance for payment of fractional shares. Proration for each stockholder tendering Series A Shares will be based on the ratio of the number of Series A Shares tendered by each stockholder to the total number of Series A Shares validly tendered and not properly withdrawn. Tendering stockholders may designate in the Letter of Transmittal the order in which their Series A Shares are to be purchased if proration is required. If the stockholder does not designate an order in the Letter of Transmittal, Series A Shares will be selected for purchase by the Depositary. In the event that proration is required, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchasers will not pay for any Series A Shares tendered until after the final proration factor has been determined.

     Subject to applicable rules of the Commission, the Purchasers expressly reserve the right to delay acceptance for payment of, or payment for, Series A Shares in order to comply, in whole or in part, with any applicable law. See Sections 14 and 15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Series A Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Series A Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Series A Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company ("Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Series A Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, the Purchasers will be deemed to have accepted for payment, and thereby purchased, Series A Shares validly tendered and not withdrawn as, if, and when the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance of such Series A Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Series A Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchasers and transmitting payment to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SERIES A SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchasers' obligation to make such payment will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Series A Shares pursuant to the Offer.

     If any tendered Series A Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Series A Shares than are tendered, Share Certificates evidencing unpurchased or untendered Series A Shares will be returned, without expense to the tendering stockholder (or, in the case of Series A Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Series A Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Purchasers increase the Offer Price or otherwise increase the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all holders whose Series A Shares are purchased in the Offer, whether or not such Series A Shares were tendered prior to such increase in consideration.

     The Purchasers, and each of them individually, reserve the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of their respective affiliates, the right to purchase all or any portion of the Series A Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchasers of their obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Series A Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR TENDERING SERIES A SHARES

     Valid Tender of Series A Shares. In order for Series A Shares to be validly tendered pursuant to the Offer, either (a) the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Series A Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either the Share Certificates evidencing tendered Series A Shares must be received by the Depositary along with the Letter of Transmittal, or such Series A Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Series A Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant of the Book-Entry Transfer Facility's systems may make book-entry delivery of Series A Shares by causing the Book-Entry Transfer Facility to transfer such Series A Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Series A Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange which is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, or by a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), unless the Series A Shares tendered thereby are tendered (i) by a registered stockholder who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate is not accepted for payment or is not tendered and is to be returned to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Series A Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Series A Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchasers herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the Share Certificates for all tendered Series A Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry delivery, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Series A Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Series A Shares, or a Book-Entry Confirmation of the delivery of such Series A Shares,
(ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or, in the case of a book-entry delivery, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

     Backup Federal Withholding Tax. To prevent backup federal income tax withholding with respect to payment of the purchase price of Series A Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign and nonresident alien stockholders must submit a completed Form W-8 to avoid 31% backup withholding. This form may be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchasers as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Series A Shares tendered by such Stockholder and accepted for payment by the Purchasers (and any and all non-cash dividends, distributions, rights, other Series A Shares, or other securities issued or issuable in respect of such Series A Shares on or after the date of this Offer to Purchase). All such proxies shall be irrevocable and considered coupled with an interest in the tendered Series A Shares. This appointment will be effective if, when, and only to the extent that, the Purchasers accept such Series A Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder and not yet exercised or voted with respect to such Series A Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchasers will, with respect to the Series A Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of stockholders, by written consent or otherwise, and in order for Series A Shares or other securities to be deemed validly tendered, immediately upon the Purchasers' acceptance for payment of such Series A Shares, the Purchasers must be able to exercise full voting rights with respect to such Series A Shares and other securities.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Series A Shares pursuant to any of the procedures described above will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. The Purchasers reserve the absolute right to reject any or all tenders of any Series A Shares determined by them not to be in proper form or if the acceptance for payment of, or payment for, such Series A Shares might, in the opinion of Purchasers' counsel, be unlawful. The Purchasers also reserve the absolute right, in their sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Series A Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. The Purchasers' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of the Purchasers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Binding Agreement. A tender of Series A Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that said stockholder has the full power and authority to tender and to assign the Series A Shares tendered, as specified in the Letter of Transmittal. The Purchasers' acceptance for payment of Series A Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchasers upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Series A Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchasers pursuant to the Offer, may also be withdrawn at any time after December 5, 1999, or at such later time as may apply if the Offer is extended.

     If the Purchasers extend the Offer, are delayed in their acceptance of Series A Shares for payment or are unable to accept Series A Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Series A Shares, and such Series A Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Series A Shares to be withdrawn, the number of Series A Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Series A Shares. If Share Certificates evidencing Series A Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Series A Shares have been tendered for the account of an Eligible Institution. If Series A Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Series A Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding. None of Purchasers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Series A Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Series A Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes the anticipated material United States federal income tax consequences of the Offer to stockholders whose Series A Shares are purchased pursuant to the Offer. The following discussion does not address any tax consequences arising from or related to the Merger. Stockholders should refer to the Company's proxy materials for the special meeting of stockholders for a discussion of the United States federal income tax consequences arising from or related to the Merger.

     This discussion addresses only stockholders who hold their Series A Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

     - financial institutions,

     - tax-exempt organizations,

     - insurance companies,

     - dealers in securities or foreign currencies,

     - traders in securities who elect to apply a mark-to-market method of accounting,

     - foreign holders,

     - persons who hold Series A Shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or

     - holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

     The following discussion is not binding on the Internal Revenue Service. It is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     The receipt of cash for Series A Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes (and may also be a taxable transaction under applicable foreign, state, local and other tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in the Series A Shares sold pursuant to the Offer and the amount of cash received therefor. Gain or loss must be determined separately for each block of Series A Shares (i.e., Series A Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss (provided such Series A Shares are held as capital assets) and long-term capital gain or loss if the stockholder has held the Series A Shares for more than one year on the date of sale. Long term capital gains recognized by individual taxpayers currently are taxed at a maximum federal income tax rate of 20%.

6.  PRICE RANGE OF SERIES A SHARES; DIVIDENDS

     The Series A Shares are currently listed and traded on the NYSE and quoted under the symbol "PDC". The following table sets forth, for the quarters indicated, the range of high and low sales prices for the Series A

Shares on the NYSE, as reported in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 (the "1998 Form 10-K/A") and in published financial sources:

                                                                 MARKET PRICE
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
FISCAL YEAR ENDED DECEMBER 31, 1997:
  First Quarter.............................................  $1.2500    $0.8750
  Second Quarter............................................  $1.8750    $1.0000
  Third Quarter.............................................  $1.9375    $0.8125
  Fourth Quarter............................................  $1.0625    $0.5625
FISCAL YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................  $1.1250    $0.6250
  Second Quarter............................................  $1.1250    $0.6875
  Third Quarter.............................................  $1.3125    $0.5625
  Fourth Quarter............................................  $0.7500    $0.4375
FISCAL YEAR ENDED DECEMBER 31, 1999:
  First Quarter.............................................  $0.7500    $0.3750
  Second Quarter............................................  $1.0000    $0.5000
  Third Quarter.............................................  $1.1250    $0.6250
  Fourth Quarter (through October 6, 1999)..................  $0.8750    $0.7500

     On October 6, 1999, the last full trading day prior to the announcement of the Purchase Agreement and the Purchasers' intention to commence the Offer, the closing price per Series A Share on the NYSE was $0.8125.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SERIES A SHARES.

     The Company has reported in its 1998 Form 10-K/A that it has not paid any cash dividends on its Common Stock during the last two fiscal years and that it expects that for the foreseeable future, it will follow a policy of retaining earnings in order to help finance its business. In addition, the Company reports in the 1998 Form 10-K/A that the Company's principal financing agreements currently prohibit the payment of dividends by the Company.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The Company is a Delaware corporation and its principal executive offices are located at 19 Corporate Plaza, Newport Beach, California 92660; telephone: (949) 640-6400. The Company and its subsidiaries are primarily engaged in designing, constructing and selling single family detached and attached homes in California, Arizona, New Mexico and Nevada. The Company designs, constructs and sells a wide range of homes designed to meet the specific needs of each of its markets, although it primarily emphasizes sales to the entry-level and move-up home buyer markets. The Company currently markets its homes through 46 sales locations in both its wholly owned projects and projects being developed in unconsolidated joint ventures. In the Company's 1998 Form 10-K/A, the Company reports that it had total sales of $368.3 million and (together with its unconsolidated joint ventures) sold 2,139 homes during the fiscal year ended December 31, 1998.

     Available Information. The Company is subject to the information and reporting requirements of the Exchange Act, and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W.,

Washington, D.C. 20549, and are available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet (http://www.sec.gov) that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Except as otherwise noted in this Offer to Purchase, all the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information and information provided by the Company. Although the Purchasers do not have any knowledge that any such information is untrue, none of the Purchasers, the Information Agent or the Depositary takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and that may affect the significance or accuracy of any such information.

     A copy of this Offer to Purchase, and certain of the agreements referred to herein, are attached as exhibits to the Purchasers' Tender Offer Statement on
Schedule 14D-1, dated October 7, 1999 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by the Purchasers with the Commission, may be examined and copied in the same manner as set forth above for documents filed with Commission by the Company.

     Summary Financial Information for the Company. The following table sets forth certain summary consolidated financial information and certain operating information with respect to the Company and its subsidiaries excerpted or derived from the audited financial statements contained in the Company's 1998 Form 10-K/A, and the unaudited financial information contained in the Company's Quarterly Reports on Form 10-Q/A and Form 10-Q for the six months ended June 30, 1999 and June 30, 1998, respectively. More comprehensive financial and operating information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described above), including the financial statements and related notes contained therein. None of the Purchasers, the Information Agent or the Depositary assumes any responsibility for the accuracy of the financial information set forth below.

                             THE PRESLEY COMPANIES

                         SUMMARY FINANCIAL INFORMATION
                        (In Thousands, Except Per Common
                       Share Amounts and Number of Homes)

                                        UNAUDITED
                                    SIX MONTHS ENDED                       AUDITED FROM 10-K
                                        JUNE 30,                        YEARS ENDED DECEMBER 31,
                                   -------------------    ----------------------------------------------------
                                     1999       1998        1998       1997       1996       1995       1994
                                   --------   --------    --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Sales............................  $178,012   $147,008    $368,282   $329,942   $318,997   $285,505   $270,168
Operating income (loss)..........    18,685        954      15,580    (84,534)       163    (41,335)    14,318
Income (loss) before
  extraordinary item.............    13,084     (2,607)      7,114    (89,894)       152    (39,785)     6,037
Net income (loss)................    14,873     (2,085)      9,855    (89,894)       152    (37,097)     6,037
Basic and diluted earnings per
  common share:
  Before extraordinary item......  $   0.25   $  (0.05)   $   0.14   $  (1.72)  $     --   $  (0.76)  $   0.11
  After extraordinary item.......      0.28      (0.04)       0.19      (1.72)        --      (0.71)      0.11

                                        JUNE 30,                              DECEMBER 31,
                                   -------------------    ----------------------------------------------------
                                     1999       1998        1998       1997       1996       1995       1994
                                   --------   --------    --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Real estate inventories..........  $176,522   $196,555    $174,502   $255,472   $306,381   $315,535   $382,055
Total assets.....................   246,232    258,085     246,404    285,244    331,615    340,933    425,637
Notes payable....................   181,290    231,810     195,393    254,935    208,524    224,434    272,717
Stockholder's equity (deficit)...    23,188     (7,766)      5,824     (5,681)    84,213     84,061    121,158

                                    SIX MONTHS ENDED
                                        JUNE 30,                        YEARS ENDED DECEMBER 31,
                                   -------------------    ----------------------------------------------------
                                     1999       1998        1998       1997       1996       1995       1994
                                   --------   --------    --------   --------   --------   --------   --------
OTHER OPERATING DATA
  (INCLUDING UNCONSOLIDATED
  JOINT VENTURES):
Number of homes sold.............     1,259      1,161       2,139      1,718      1,804      1,488      1,423
Number of homes closed...........     1,051        734       1,925      1,597      1,838      1,425      1,442
Number of homes in escrow at end
  of period......................       825        830         617        403        282        316        253
Average sales prices of homes
  closed.........................  $    208   $    186    $    202   $    192   $    173   $    162   $    182

     Additional Information Relating to the Acquisition and the Merger. The Acquisition and the Merger are described in detail in proxy materials which have been prepared by the Company in connection with its special meeting of stockholders to be held on November 5, 1999 for the purpose of considering and voting upon the Merger. The Company's proxy materials (including the information incorporated therein by reference) contain important financial and other information with respect to the Company and WLHI, including historical and pro forma financial information, financial forecasts and a financial projection for WLHI and the Company on stand-alone and combined bases.

     The Company's proxy materials, including the information incorporated therein by reference, have been filed with the Commission (and thus may be inspected, obtained and copied as described above) and will be mailed to all record holders of Common Stock as of September 15, 1999. HOLDERS OF SERIES A SHARES SHOULD REVIEW THE COMPANY'S PROXY MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

8.  CERTAIN INFORMATION CONCERNING THE PURCHASERS

  Identity and Background

     The Purchasers are William Lyon and William H. Lyon. The Purchasers are the owners of WLHI, a California-based homebuilder and real estate developer, and their principal business address is 4490 Von Karman, Newport Beach, California 92660. Both Purchasers are citizens of the United States.

     Since September 1992, William Lyon has served as the Chairman of the Board, President and Chief Executive Officer of WLHI. Since 1987, he has also served as the Chairman of the Board of Directors of the Company. William Lyon is the father of William H. Lyon.

     William H. Lyon has served as an Assistant Project Manager at WLHI since November of 1997. Prior to such time, he was a full-time student. William H. Lyon is the son of William Lyon.

  Interests in Securities of the Company

     William Lyon beneficially owns an aggregate of 6,189,589 Series A Shares representing approximately 17.4% of the total number of Series A Shares and approximately 11.7% of the total number of shares of Common Stock of the Company outstanding as of August 10, 1999 (as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999), such percentages being calculated in accordance with Rule 13d-3 promulgated under the Exchange Act by the Commission. Of the 6,189,589 Series A Shares beneficially owned by William Lyon, 750,000 are shares that he has the right to acquire pursuant to stock options granted by the Company to him in 1994 in respect of his service as a consultant to the Company. It is contemplated under the Purchase Agreement that these stock options (which have an exercise price of $2.875 per share) will be cancelled by the Company and William Lyon upon the closing of the Acquisition, and thus the Series A Shares issuable upon the exercise of such options are not taken into account for purposes of determining the number of shares necessary to satisfy the Minimum Condition under the terms of the \Purchase Agreement. Except as may otherwise be provided under applicable community property laws, William Lyon has the sole power to vote or to direct the vote, and the sole power to dispose or direct the disposition, of all Series A Shares beneficially owned by him. Pursuant to the Purchase Agreement, William Lyon has agreed to vote all shares of Common Stock owned by him in favor of the Merger at the special meeting of stockholders called for such purpose.

     William H. Lyon is the beneficiary of a trust which owns 492,450 Series A Shares. However, William H. Lyon does not have or share, directly or indirectly, the power to vote or to direct the vote, or the power to dispose or to direct the disposition, of such Series A Shares, and thus is not considered to have beneficial ownership of such shares. William H. Lyon does not otherwise beneficially own any shares of Common Stock of the Company.

     For purposes of determining the number of shares necessary to satisfy the Minimum Condition under the terms of the Purchase Agreement, the Purchasers are deemed to own 5,932,039 Series A Shares as of the commencement of the Offer, consisting of 5,439,589 Series A Shares owned directly by William Lyon and 492,450 Series A Shares held in trust for the benefit of William H. Lyon.

  Series B Stock Purchase Agreements

     The following is a summary of certain provisions of the Series B Stock Purchase Agreements. A copy of each of the Series B Stock Purchase Agreements is attached as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Series B Stock Purchase Agreements may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Series B Stock Purchase Agreements.

     WLHI, which is controlled by William Lyon (and in which William H. Lyon has a non-controlling, minority interest), has entered into the Series B Stock Purchase Agreements with each of the Series B Stockholders, which agreements provide for the purchase from the Series B Stockholders by WLHI or its permitted assigns of an aggregate minimum of 9,434,813 Series B Shares and an aggregate maximum of 15,566,837 Series B Shares for a cash price of $0.655 per share. The Series B Shares are convertible on a share for share basis into Series A Shares.

     The exact number of Series B Shares to be purchased under the Series B Stock Purchase Agreements depends upon the number of Series A Shares tendered and not withdrawn as of the Expiration Date of the Offer. If the maximum of 10,678,792 Series A Shares are tendered and not withdrawn as of the Expiration Date of the Offer, then WLHI will have the right to purchase the minimum of 9,434,813 Series B Shares under the Series B Stock Purchase Agreements. If, however, the number of Series A Shares validly tendered and not withdrawn as of the Expiration Date, when added to the 5,932,039 Series A Shares which are deemed for this purpose to be owned by the Purchasers and the minimum of 9,434,813 Series B Shares which may be purchased by WLHI under the Series B Stock Purchase Agreements, does not aggregate to 26,045,644 shares of Common Stock (constituting approximately 49.9% of the total shares of Common Stock which are issued and outstanding), then the Series B Stockholders have agreed to sell to WLHI, on a pro rata basis, additional Series B Shares at a price of $0.655 per share, up to a maximum aggregate of 15,566,837 Series B Shares.

     The purchase of the Series B Shares under the Series B Stock Purchase Agreements is subject to numerous conditions as set forth therein, including the consummation of the Acquisition, the acceptance of and payment for Series A Shares pursuant to the Offer, the approval of the Merger by holders of a majority of the Series A Shares and Series B Shares voting together as a class, and the absence of any person (other than the Purchasers and their affiliates) owning beneficially five percent (5%) or more of the outstanding Common Stock of the Company. If and when such conditions are satisfied or waived by WLHI, the closing of the purchases under the Series B Stock Purchase Agreements is expected to occur after the Expiration Date of the Offer and prior to the effective date of the Merger. Each of the Series B Stock Purchase Agreements may be terminated by either WLHI or the Series B Stockholder party thereto upon (among other events) the termination of the Purchase Agreement or in the event the closing under the Series B Stock Purchase Agreement has not occurred on or before November 15, 1999.

     Each of the Series B Stockholders has agreed that, prior to the closing of the transactions contemplated by the Series B Stock Purchase Agreements, it will not (i) transfer or dispose of any interest in, tender (pursuant to the Offer or otherwise), or pledge or otherwise create any encumbrance on any shares of the Company's Common Stock owned by such Series B Stockholder, (ii) convert any Series B Shares into Series A Shares, or (iii) acquire any beneficial interest in any shares of the Company's Common Stock, or any options, warrants or other rights to acquire shares of the Company's Common Stock. Each of the Series B Stockholders has also conditionally agreed to vote all shares of Common Stock owned by it and its respective affiliates in favor of the Merger.

     WLHI has agreed that, for a period of three years from the closing date of the purchase of Series B Shares under the Series B Stock Purchase Agreements, WLHI and its affiliates will not sell any shares of the Company's Common Stock, other than the Series A Shares owned by WLHI or its affiliates (including the Purchasers) prior to the commencement of the Offer, unless such sale takes place in connection with a transaction in which all other holders of the Company's Common Stock are afforded an opportunity to participate pro-rata, and on the same terms and conditions as WLHI and its affiliates. Excluded from this restriction is WLHI's or any of its affiliates' right to transfer shares of Common Stock to and among certain affiliated entities, individuals and trusts, provided that such transferees agree to the foregoing restrictions on transfer.

  Sales of Series A Shares by the Purchasers

     On August 12, 1999, and in separate transactions, William Lyon and William
H. Lyon sold an aggregate of 2,500,000 Series A Shares and 500,000 Series A Shares, respectively, for a cash price of $0.65 per share. Such sales were effected through privately-negotiated sale transactions not involving a broker or dealer.

     Except as set forth in this Offer to Purchase, neither the Purchasers nor, to the best knowledge of the Purchasers, any associate or majority-owned-subsidiary of such persons, beneficially owns or has a right to acquire any equity security of the Company, and neither the Purchasers nor, to the best knowledge of the Purchasers, any of the other entities or persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. In addition, except as otherwise set forth in this Offer to Purchase, the Purchasers do not have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

  Other Information

     Confidentiality Agreement. WLHI and the Company are parties to a letter agreement dated November 17, 1998 (the "Confidentiality Agreement") which requires the Company and its representatives to maintain the confidentiality of certain information provided to the Company by WLHI for the purpose of evaluating a possible transaction with WLHI and to use such information solely for the purpose of evaluating a possible transaction.

     Purchase of Lots by WLHI. During the fiscal year ended December 31, 1998, WLHI made a bulk lot purchase from the Company for $6,996,000 in cash. The Purchasers believe that the sale was an arm's length transaction representing fair market value at the time the transaction was negotiated based upon competitive bids from other homebuilders.

     Indemnification Agreement. William Lyon is the Chairman of the Board of Directors of the Company. Pursuant to an indemnification agreement (the "Indemnification Agreement"), the Company has agreed to indemnify him to the fullest extent permitted by the bylaws of the Company and applicable law for all expenses, damages, liabilities and settlement payments which may be incurred by him in connection with any actions brought against him as a result of or relating to any act taken in his capacity as a director or officer of the Company.

     Except as set forth in this Offer to Purchase, the Purchasers have not had, since January 1, 1996, any business relationships or transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under applicable rules of the Commission.

9.  SOURCE OF FUNDS

     The Offer is not subject to any financing condition. The total amount of funds required by the Purchasers to consummate the Offer and to pay related fees and expenses is estimated to be approximately $7.75 million. Assuming that the maximum number of Series A Shares are validly tendered pursuant to the Offer and not withdrawn, the total amount of additional funds required by the Purchasers to consummate the purchase of the Series B Shares pursuant to the Series B Stock Purchase Agreements and to pay related fees and expenses is estimated to be approximately $6.2 million. The Purchasers expect to use a combination of proceeds received from the Acquisition and personal funds (including distributions received as shareholders of WLHI prior to the closing date of the Acquisition) to consummate the Offer and the purchase of the Series B Shares and to pay the related fees and expenses.

10.  BACKGROUND OF THE OFFER; THE PURCHASE AGREEMENT

  Background of the Offer

     The Company announced on or about May 5, 1998 that it had engaged Warburg Dillon Read to explore various strategic alternatives for the Company. Subsequent thereto and in connection therewith, a Special Committee comprised of independent directors of the Company's Board of Directors was formed to evaluate strategic alternatives.

     On or about June 30, 1998, WLHI submitted a non-binding proposal to the Company (the "June 30 Proposal"), proposing a series of related transactions by which WLHI would acquire all of the Common Stock of the Company for a cash price of $0.40 per share. The June 30 Proposal was conditioned on, among other things, the negotiation and execution of a definitive agreement, completion of due diligence, certain amendments of the Company's 12 1/2% Senior Notes due 2001 (the "Senior Notes"), and regulatory, stockholder and other approvals. The June 30 Proposal, by its terms, would expire on July 31, 1998, unless accepted prior to that date.

     On or about July 28, 1998, the Special Committee advised WLHI that the Special Committee had determined to continue exploring additional strategic alternatives. The Special Committee did, however, invite WLHI at the same time to make a new or revised proposal to the Special Committee.

     During September and October of 1998, WLHI continued to indicate its interest in pursuing a transaction with the Company. In November of 1998, William Lyon and WLHI submitted a revised proposal to the Special Committee. WLHI and the Special Committee, and their respective representatives, continued to negotiate the revised proposal through the month of December, 1998.

     On December 31, 1998, WLHI, the Company and Presley Homes entered into a letter of intent setting forth their preliminary understanding with respect to
(i) the proposed acquisition by the Company of substantially all of the assets of WLHI for approximately $48,000,000 together with the assumption of related liabilities, and (ii) the concurrent purchase by WLHI pursuant to a tender offer for not less than 40% and not more than 49% of the outstanding shares of the Company's Common Stock held by stockholders other than WLHI and its affiliates at a price of $0.62 per share. Following the completion of the proposed transactions, WLHI, William Lyon and their respective affiliates would own beneficially between 55% and 65% (depending on the number of shares tendered) of the outstanding shares of the Company's Common Stock.

     Under the terms of the letter of intent, the proposed transactions would be subject to various conditions, including the successful negotiation and execution of a definitive agreement, the receipt of opinions of the Company's advisors with respect to the fairness of the transactions to the Company and its stockholders as well as the solvency of the Company following consummation of the transactions, the receipt of real estate appraisals satisfactory to the Company and WLHI with respect to the real estate assets of WLHI, the approval of a definitive agreement by the respective boards of directors of the Company and WLHI by March 31, 1999, receipt of all required regulatory approvals and third party consents, including any required lender consents, the receipt of agreements from certain significant stockholders of the Company to tender their shares pursuant to the tender offer, the receipt of financing by the Company in an amount sufficient to enable the Company to finance the transactions, and the absence of any material adverse change in the business or financial condition of either the Company or WLHI.

     In addition, the letter of intent contemplated that each of the transactions would be structured so as to be subject to the successful completion of the other and, by imposing share transfer restrictions, to avoid triggering the change of control tax provisions that would result in the loss of the Company's net operating losses for tax purposes. The letter of intent also contemplated that the Company's Senior Notes would remain outstanding without modification.

     The letter of intent provided that, subject to the fiduciary duties of their respective boards of directors, the Company and WLHI would negotiate exclusively with each other toward a definitive agreement until March 31, 1999. The letter of intent did not constitute a binding agreement to consummate the transactions.

     On February 18, 1999, WLHI proposed a modification to the December 31, 1998 letter of intent. Under the proposed modification, WLHI would make a tender offer for not more than 37% of the outstanding shares of Common Stock of the Company for a purchase price of $0.62 per share. In the event that more than 37% of the outstanding shares of Common Stock of the Company were tendered, WLHI would purchase shares from each tendering stockholder on a pro rata basis. The tender offer was to be conditioned upon there being tendered and not withdrawn, a number of shares which constituted at least 37% of the outstanding shares of the Company. The proposed modification also provided that the transactions would be structured to permit William Lyon and his affiliates, prior to consummation of the transaction and consistent with applicable securities laws, to sell shares of the Company's Common Stock owned by them up to a maximum of 4% of the total number of shares of the Company's Common Stock presently outstanding.

     On March 30, 1999, the parties amended the December 31, 1998 letter of intent to extend its term and the period of exclusive negotiations to April 30, 1999. The parties also agreed that WLHI could participate in discussions and negotiations with the holders of Series B Shares regarding the purchase by WLHI of such percentage of the Series B Shares so as to reduce each such Series B Stockholder's ownership interest in the Company's Common Stock to below 5% of the Company's outstanding Common Stock following consummation of the proposed transactions. WLHI was also permitted to seek commitments from the Series B Stockholders to sell additional shares to WLHI to the extent that the number of Series A Shares tendered in the tender offer were below the minimum threshold to be set forth in a definitive agreement.

     On May 4, 1999, WLHI, the Company and Presley Homes entered into a revised letter of intent setting forth their preliminary understanding with respect to
(i) the proposed acquisition by the Company of substantially all of the assets of WLHI for a cash purchase price of $48,000,000 and the assumption of all or substantially all of the liabilities of WLHI; and (ii) the proposed purchase by WLHI of a portion of the outstanding shares of Common Stock of the Company. Under the terms of the revised letter of intent, WLHI would make offers to the holders of Series B Shares and a tender offer to the holders of Series A Shares to purchase, for a cash purchase price of $0.655 per share, an aggregate number of shares of Common Stock which when added to the number of shares of Common Stock already owned by WLHI and its affiliates, and after giving effect to a disposition by William Lyon and his affiliates of up to 8% of the total number of shares of Common Stock of the Company then outstanding, would cause WLHI and its affiliates to own an aggregate of approximately 49% of the outstanding shares of the Company's Common Stock. The proposed transactions were subject to various conditions, including the successful negotiation and execution of a definitive agreement; the receipt of opinions of the Company's advisors with respect to the fairness of the transactions to the Company and its stockholders as well as the solvency of the Company following the consummation of the transactions; the receipt of real estate appraisals satisfactory to the Company and WLHI with respect to the real estate assets of WLHI; the approval of a definitive agreement by the respective boards of directors of the Company and WLHI by July 15, 1999; receipt of all required regulatory approvals and third party consents, including any required lender consents; the possession of sufficient borrowing capacity or the receipt of financing by the Company in an amount sufficient to enable the Company to finance the transactions; the holders of the Company's Series B Shares not acquiring or disposing of any beneficial interest in the Company's Common Stock prior to closing; the purchase by WLHI or its affiliates of a sufficient number of shares of Common Stock to cause, when added to the number of shares already owned by WLHI and its affiliates and after giving effect to the sale by WLHI and its affiliates of up to 8% of the outstanding Common Stock, WLHI and its affiliates to own at least 49% of the Company's Common Stock (but not more than 49.9%); and the absence of any material adverse change in the business or financial condition of either the Company or WLHI.

     Effective as of July 15, 1999, the Company and WLHI amended the revised letter of intent to extend from July 15 to October 15, 1999 the term of the letter of intent, the period of exclusive negotiations and the date by which the respective boards of directors of the Company and WLHI must approve a definitive agreement with respect to the proposed transactions.

PURCHASE AGREEMENT

     The following is a summary of certain provisions of the Purchase Agreement. A copy of the Purchase Agreement is attached as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Purchase Agreement may be examined, and copies may be obtained, as set forth in Section 7 above. The following summary is qualified in its entirety by reference to the Purchase Agreement.

     On October 7, 1999, WLHI, the Purchasers, the Company and Presley Homes entered into the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, Presley Homes or its permitted assigns will purchase, and WLHI will sell, substantially all of WLHI's real estate and related assets for a cash purchase price of $48,000,000, subject to the adjustments described below, and the assumption by Presley Homes of all or substantially all of the liabilities of WLHI.

     The closing of the purchase and sale of assets pursuant to the Purchase Agreement is expected to occur immediately prior to the expiration of the Offer and prior to the completion of the Merger. The completion of the Acquisition is a condition precedent to the completion of the Offer and the Merger.

  Assets to be Acquired by Presley Homes

     Subject to the terms and conditions in the Purchase Agreement, WLHI will sell, and will cause any partnership or limited liability company through which WLHI owns real property to sell, to Presley Homes or its permitted assigns, all or substantially all of the assets and properties of WLHI or any such partnership or limited liability company, including without limitation the following assets: (i) substantially all real property located in the State of California that is owned by WLHI or by partnerships and limited liability companies of which WLHI is a partner or a member, in each case, as identified on a schedule to the Purchase Agreement, inclusive of any and all buildings, structures, fixtures and improvements located on such real property and all associated rights, privileges and easements appurtenant to, or used in connection with, such real property; (ii) substantially all personal property of any kind that is owned by WLHI or by any partnerships or limited liability companies in which WLHI is a partner or member and used in connection with or related to the real property being sold to Presley Homes; and (iii) all receivables, escrow proceeds, deposits and other assets arising out of or related to the real property and the personal property being sold by WLHI or the selling partnerships and limited liability companies to Presley Homes.

     Pursuant to the Purchase Agreement, certain assets are specifically excluded from the Acquisition and will be retained by WLHI or the partnerships, or limited liability companies, including but not limited to: (i) any rights and claims to tax refunds; (ii) the cash consideration to be paid by Presley Homes to WLHI pursuant to the Purchase Agreement; (iii) company records and all income tax records and non-transferable licenses and permits; (iv) assets acquired after the closing date of the Purchase Agreement except for assets that are acquired with proceeds constituting part of the assets transferred to Presley Homes; (v) cash reserves in respect of or relating to any of the excluded liabilities that are not assumed by Presley Homes under the Purchase Agreement; and (vi) assets scheduled as excluded under the Purchase Agreement.

  Adjustments to the Purchase Price

     The purchase price for the real property of $48,000,000 was determined based on the value of the real property and related assets owned directly or indirectly by WLHI and the selling partnerships and limited liability companies as of December 31, 1998. The parties intend that these assets, together with all income, receivables, escrow and other proceeds, purchase deposits, cash and other assets earned or received by WLHI or the selling partnerships and limited liability companies from the sale of any of these assets, including any assets acquired with sales proceeds, in the ordinary course of business since January 1, 1999 and through the closing date of the Acquisition will inure to Presley Homes. The amounts so inuring to Presley Homes are to be net of any amounts that have been used to pay or satisfy land acquisition or development costs, capital expenditures, principal or interest on indebtedness, accounts payable, accrued liabilities, employee wages and benefits, taxes and other liabilities and operating expenses existing at December 31, 1998 and incurred in the ordinary course of business.

     The cash portion of the purchase price will be reduced by certain distributions and payments made and liabilities accrued by WLHI or the selling partnerships or limited liability companies in the interim time period between January 1, 1999 and the closing date of the Acquisition (the "Operating Period"), except to the extent such payments have been recorded on the books of the applicable selling party, including: (i) dividends, redemptions or similar payments or distributions; (ii) the unpaid balance of any loans or other advances to or for the personal benefit of its shareholders or affiliates or partners other than WLHI, but excluding loans or other advances in which the right to receive payment is being transferred to Presley Homes and any advances or payments made in the form of salary or other compensation for services rendered in the ordinary course of business; (iii) bonuses and other compensation to directors, officers and employees for services rendered prior to December 31, 1998; (iv) warranty expenses related to real estate assets sold and closed prior to December 31, 1998; (v) payments and related legal fees made in settlement of legal claims, other than claims relating to the assets being purchased or the liabilities being assumed; and (vi) significant and unusual charitable contributions during the period.

     The cash portion of the purchase price will be further reduced for: (i) the value of any real estate assets scheduled as assets excluded from purchase; (ii) the amount of any costs and operating expenses incurred or accrued by WLHI or the selling partnership during the period in respect of or relating directly to any of the excluded assets; (iii) the amount of any non-cash adjustments made on the books and records of the applicable seller during the period for write-offs or abandonment of assets to be purchased that were recorded on the books at December 31, 1998, but only to the extent that amount exceeds $500,000 in the aggregate; (iv) the amount of any cash reserves to be retained in respect of liabilities that are not being assumed by Presley Homes; and (v) any amounts paid or incurred by the applicable selling party (except to the extent that a corresponding liability was recorded on the books as of December 31, 1998), to the extent the amounts were paid or incurred in respect of legal, financial and tax accounting, appraisal, or financial advisory fees and expenses incurred in connection with the transactions contemplated by the Purchase Agreement which are in the aggregate greater than $1,250,000.

     The cash portion of the purchase price will be increased by the aggregate amount of the following: (i) any capital contribution or other equity investment made in WLHI or the selling partnerships or limited liability companies made during the operating period, if approved by Presley Homes after the date of the Purchase Agreement; (ii) accounts payable, accrued liabilities or indebtedness secured by or relating to any of the assets excluded from purchase; (iii) warranty reserves reflected on the books and records of WLHI or any of the selling partnerships or limited liability companies as of the closing date retained by WLHI; and (iv) tax refunds, insurance recoveries, utility deposits and other assets acquired by WLHI or any of the selling partnerships or limited liability companies during the period in exchange for or in respect of any claims or other assets that were not reflected on their books as of December 31, 1998.

     Any adjustment to the purchase price will be determined by Ernst & Young LLP or other independent accounting firm acceptable to Presley Homes and WLHI based on a review of the books and records of the selling parties. The independent auditor will perform a preliminary review and notify the parties and the escrow holder not later than five business days prior to the closing date of its estimate of any proposed adjustment. Unless either Presley Homes or WLHI objects, the adjustment will be made to the purchase price at the closing through escrow. If either objects, the escrow holder is required to withhold the amount of the proposed adjustment until the amount of the adjustment is finally determined.

     After the closing, the independent auditor will complete a review and deliver to the parties its final determination of any adjustment to the purchase price within thirty (30) calendar days of the closing date. If the parties agree or fail to timely object, the determination will be final and conclusive. If either party disagrees or makes a timely objection, the parties are required to make a good faith attempt to resolve any differences. If the parties can't resolve the matter, it will be directed to Arthur Andersen LLP or another independent accounting firm acceptable to the parties whose determination shall be binding.

  Liabilities to be Assumed by Presley Homes

     Pursuant to the Purchase Agreement, Presley Homes and its permitted assigns will assume certain obligations and liabilities of WLHI and the selling partnerships or limited liability companies related to the assets purchased pursuant to the Purchase Agreement (other than those obligations and liabilities excluded from assumption), including but not limited to the following: (i) the subcontract agreements on the standard form contracts for services, materials or supplies to be incorporated into the works of improvement on the real property;
(ii) the purchase agreements on the standard form contracts for the sale of individual lots to homebuyers which sales have not closed escrow on or before the closing date under the Purchase Agreement; (iii) the subdivision agreements, development agreements and other entitlement agreements with governmental entities relating to the real property; (iv) construction or performance bonds, guaranties and similar commitments entered into in connection with the development of the real property; (v) the contracts listed on an exhibit to the Purchase Agreement; (vi) accounts payable and accrued liabilities arising in the ordinary course of business with respect to the assets; and (vii) compensation, salary, wages or other benefits for employees who are to continue employment with Presley Homes, to the extent such benefits are accrued and reflected on the books and records of WLHI, disclosed on a list delivered to Presley Homes or incurred by WLHI or the partnerships with respect to the payment period in which the closing occurs.

     Presley Homes will not assume or be responsible for any of the liabilities or obligations of WLHI and the partnership or limited liability companies which:
(i) result from any alleged or actual defect or breach of warranty claim with respect to any portion of the real property, including all improvements thereon, for work done by WLHI or the partnerships or limited liability companies on the real property prior to the closing date; (ii) result from any claim or other proceeding made by or against WLHI or the partnerships or limited liability companies, either before the closing date or after the closing date, with respect to events that occurred or conditions that existed before the closing date; (iii) result from taxes, other than property taxes; (iv) relate to or arise out of the excluded assets that are not being purchased by Presley Homes and will remain with WLHI or the partnerships or limited liability companies;
(v) arise after the closing date in connection with the Purchase Agreement; (vi) result from its ownership interest in WLHI or the partnerships or limited liability companies; (vii) result from indebtedness secured by mortgages or other security interests on the assets purchased to which WLHI or the partnerships or limited liability companies is not directly or indirectly liable or does not provide credit support; (viii) the selling party has the right to be indemnified or reimbursed by an insurer or other third party with respect to; and (ix) are scheduled as excluded liabilities in the Purchase Agreement.

     As soon as reasonably possible after the execution of the Purchase Agreement, the parties will open an escrow with First American Title Insurance Company, the escrow holder. The closing of the purchase and sale of the real property and related assets will take place through the escrow when all the conditions to closing have been satisfied, but in no event later than November 30, 1999; provided, however, that if the closing of the transactions has not occurred by November 30, 1999 due to delays in obtaining governmental or regulatory approvals of the transactions, then the parties have agreed to extend the closing date for up to an additional thirty (30) calendar days to obtain such approvals. The close of escrow shall occur when Presley Homes deposits the purchase price into escrow and the grant deeds held by WLHI conveying the real property to Presley Homes are recorded through escrow in the official records of the counties in which each respective parcel of real property is located.

  The Offer

     The Purchase Agreement provides for the making of the Offer by the Purchasers. The Purchasers have agreed to complete the Offer in accordance with its terms and accept for payment and pay for the Series A Shares tendered pursuant to the Offer as soon as they are legally permitted to do so under applicable law. The Offer will be subject to various conditions set forth in the Purchase Agreement, including the Minimum Condition, as described in Section 14 of this Offer to Purchase. The Purchasers may amend or waive the Minimum Condition but shall not decrease the Offer Price, or decrease the number of Series A Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of Series A Shares without the prior written consent of the Company.

     In the event that the Company determines that consummation of the Offer or the purchase of Series B Shares pursuant to the Series B Stock Purchase Agreements would result in an "ownership change" under applicable federal income tax laws and regulations or other adverse tax consequences, the Purchasers have agreed to amend the Offer to decrease the number of Series A Shares being sought, but not below the number of shares required to satisfy the Minimum Condition.

     If certain conditions to the Offer, including the Minimum Condition, consummation of the Acquisition and the receipt of the requisite stockholder approval of the Merger, have not been satisfied or waived by the Purchasers as of the Expiration Date due to delays in obtaining government or regulatory approvals or third party consents or obtaining financing or obtaining necessary releases, then the Purchasers may extend the Expiration Date of the Offer to allow the conditions to be satisfied, but in no event are the Purchasers obligated to extend the Offer beyond November 30, 1999 (or thirty calendar days thereafter in the event the closing of the Acquisition or Merger is delayed due to further delays in obtaining government or regulatory approvals).

     Notwithstanding the foregoing, all conditions to the Offer set forth in the Purchase Agreement (other than the condition that there be no actions by governmental entities that would prohibit completion of the Offer) shall be deemed to have been satisfied upon completion of the Acquisition.

     The Company represents that a Special Committee of independent members of the Company's Board of Directors has determined that the Purchase Agreement and the transactions contemplated in it, taken together, are fair to and in the best interests of the Company and the holders of the Series A Common Stock, other than the Purchasers, provided that each holder is advised to consult with their financial and tax advisors. The Company has received an opinion from Warburg Dillon Read, financial advisor to the Special Committee, to the effect that, after giving effect to the Acquisition, the Offer, the Merger and the transactions contemplated by the Series B Stock Purchase Agreements, the shares of common stock of New Presley to be issued in the Merger to holders of Series A Shares, and to the extent that any such holder of Series A Shares (other than the Purchasers and the Series B Stockholders) tenders Series A Shares in the Offer, the cash that may be received by each such tendering holder of Series A Shares (other than the Purchasers and the Series B Stockholders), subject to the pro ration provisions of the Offer, is fair to the holders of the Series A Shares from a financial point of view. The Special Committee has approved the transactions contemplated in the Purchase Agreement and resolved to recommend that the holders of Series A Shares (other than the Purchasers and the Series B Stockholders) accept the Purchasers' tender offer, provided that holders of Series A Shares should consult with their financial and tax advisors prior to tendering their Series A Shares and that the recommendation may be withdrawn, modified or changed if in their opinion, after consultation with counsel, the failure to take that action would be inconsistent with their fiduciary duties.

     In the event that the Offer is oversubscribed, the Purchasers will purchase Series A Shares from each tendering stockholder on a pro rata basis. In the event that the Offer is undersubscribed, the Purchasers will purchase additional shares of Common Stock at $0.655 per share from the Series B Stockholders on a pro rata basis pursuant to the Series B Stock Purchase Agreements, such that William Lyon and one or more of his affiliates or associates will own not more than 49.9% of the issued and outstanding shares of the Company's Common Stock. William Lyon and one or more of his affiliates or associates will in no event purchase a number of shares of Common Stock of the Company such that an "ownership change" would occur with respect to the Company under applicable federal income tax laws and other regulations.

  Representations and Warranties

     The Purchase Agreement contains certain representations and warranties of WLHI including, without limitation, representations as to organization, authority of WLHI and the individuals relative to the Purchase Agreement and the Series B Stock Purchase Agreements, identification of WLHI equity interests, California residency status, condition and marketability of personal property assets, financial statements, no default, zoning, government notices, undisclosed defects, unrecorded interests, compliance with law, absence of certain contracts, litigation, environmental compliance, absence of endangered species, accounts receivable, employee benefit plans, insurance, no conflicts, WARN Act, and brokers' fees.

     The Company and Presley Homes make certain representations and warranties to WLHI in the Purchase Agreement including, without limitation, representations as to authority with respect to the Purchase Agreement, no conflicts, broker's fees, litigation, and WARN Act.

  Indemnification and Survival of Representations.

     The representations and warranties of WLHI made in the Purchase Agreement will survive for a period of one (1) year after the closing date.

     From and after the closing date, WLHI will indemnify and hold the Company and Presley Homes harmless from any losses resulting from any breach of representation, any breach of a covenant, and any of the excluded liabilities. The indemnity liability will be reduced to the extent that the underlying loss already resulted in an adjustment to the purchase price as provided for in the Purchase Agreement. WLHI will not be obligated to indemnify the Company or Presley Homes for losses resulting from any breach of representation or covenant unless the losses in the aggregate exceed $500,000, and then only to the extent such losses exceed $500,000. In no event will WLHI be obligated to cover losses from any breach of representation or covenant (that are not covered by insurance) in excess of $2,400,000.

     From and after the closing date, the Company and Presley Homes will indemnify and hold WLHI harmless from any losses resulting from any breach of representation, any breach of a covenant, and any of the assumed liabilities. The Company and Presley Homes will not be obligated to indemnify WLHI for losses resulting from any breach of representation or covenant unless the losses in the aggregate exceed $500,000, and then only to the extent such losses exceed $500,000. In no event will the Company or Presley Homes be obligated to cover losses from any breach of representation or covenant in excess of $2,400,000.

     The Purchasers and WLHI have agreed to maintain the corporate existence of WLHI and to maintain in WLHI a tangible net worth of not less than $2.4 million for a period of one year after closing and for such longer period thereafter as the representations and warranties may be extended pursuant to the Purchase Agreement.

  Interim Covenants

     Prior to the closing date, WLHI agrees to provide Presley Homes with reasonable access to the assets and the books and records of WLHI, to use best efforts to maintain and preserve the assets being sold to Presley Homes and to manage the assets reasonably consistent with past practices in the ordinary course of business and to cooperate in the obtaining of governmental or third party consents necessary to complete the transactions.

     Prior to the closing date, the Company and Presley Homes agree to cooperate in the obtaining of any governmental or third party consents necessary to complete the transactions, maintain and preserve the business operations of Presley Homes in accordance with past practices and use reasonable efforts to obtain financing without triggering a default under the senior notes of Presley Homes.

  Conditions to the Acquisition

     The obligations of the Company and Presley Homes under the Purchase Agreement are conditioned upon the satisfaction or waiver of certain conditions, including: (i) the accuracy of the representations and warranties by WLHI and the performance of all covenants by WLHI and the Purchasers; (ii) receipt of all required regulatory approvals and third party consents; (iii) absence of any material adverse change to the assets or assumed liabilities; (iv) receipt of a legal opinion from O'Melveny & Myers LLP, counsel for WLHI; (v) absence of any litigation affecting the assets or the completion of the asset purchase; (vi) issuance of acceptable policies of title insurance in favor of Presley Homes;
(vii) assignment of all necessary real property documents to Presley Homes;
(viii) receipt by the Company of a solvency opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., (or such other firm of national standing and reasonably acceptable to the Company and WLHI); (ix) receipt of adequate financing; (x) absence of any default under the Senior Notes of the Company;
(xi) determination by the Company of the absence of an "ownership change" under applicable federal income tax laws; (xii) conditions to the Offer shall have been satisfied or waived; (xiii) approval of the stockholders of the Company of the Merger; (xiv) each of the Series B Stock Purchase Agreements shall be in full force and effect against the Series B Stockholders in accordance with their terms; and (xv) cancellation by William Lyon of all his outstanding options to acquire 750,000 shares of the Series A Shares.

     The obligations of WLHI under the Purchase Agreement are conditioned upon the satisfaction or waiver of certain conditions, including: (i) the accuracy of the representations and warranties and the performance of all covenants by the Company and Presley Homes; (ii) the receipt of all required regulatory approvals and third party consents; (iii) the receipt of legal opinions from Irell & Manella LLP and Morris, Nichols, Arsht & Tunnell, counsel for the Company and Presley Homes, and of Nancy M. Harlan, Esq., Senior Vice President and General Counsel of the Company; (iv) the absence of any litigation affecting the completion of the Acquisition; (v) the conditions to the Offer shall have been satisfied or waived; (vi) the approval of the stockholders of the Company of the Merger; (vii) the release of WLHI from its contracts and obligations assumed by Presley Homes; (viii) the Series B Stock Purchase Agreements shall continue in full force and effect and shall be enforceable against the Series B Stockholders in accordance with their terms, except that this condition shall be satisfied if any failure is due solely to a breach of the Series B Stock Purchase Agreements by WLHI; and (ix) the determination by WLHI and its affiliates of the absence of an "ownership change" under applicable federal income tax laws.

  Post Closing Obligations.

     After the closing date, Presley Homes agrees to offer continued employment (on an "at will" basis) to the officers, employees and sales agents of WLHI identified on an exhibit to the Purchase Agreement on substantially the same terms and conditions as are in effect at WLHI on the closing date.

     WLHI will remain liable and indemnify and defend Presley Homes for any claims relating to homes which close escrow prior to the closing date for the Acquisition. Presley Homes will be liable and indemnify and defend WLHI for any claims relating to homes where no work had commenced prior to the closing date. To the extent that construction has begun on any improvements prior to the closing date, or a home has been started but has not yet closed escrow, Presley Homes and WLHI will each remain liable for any claims for alleged construction defects for any work done by or for them, respectively, on the real property, and each shall indemnify the other in accordance with the Purchase Agreement.

     After the closing date, Presley Homes agrees to manage and to provide such other related services as WLHI may reasonably request with respect to certain real estate development projects which are identified on a schedule to the Purchase Agreement and are being retained by WLHI. WLHI has agreed to reimburse Presley Homes for all costs incurred for its management services relating to such projects.

     The Purchasers and WLHI shall, and shall cause the Company and New Presley to, comply with all applicable federal and state laws and all applicable listing criteria of the NYSE (or such other securities exchange on which the common stock of New Presley shall be listed) concerning the corporate governance of the Company and New Presley, as applicable, following consummation of the Offer, including obligations in respect of New Presley's stockholders, directors, officers and otherwise.

     After the closing date, WLHI agrees to cooperate, and to cause the partnerships and the limited liability companies through which it owns real property to cooperate, in the transfer and delivery of the assets being purchased by Presley Homes and to maintain adequate levels of insurance coverage to protect the assets being purchased by Presley Homes.

  Termination

     The Purchase Agreement may be terminated under the following circumstances:

     (i)   by mutual consent of the parties;

     (ii) by the Company, Presley Homes or WLHI if any governmental entity issues an order, decree or ruling which permanently restrains or otherwise prohibits the purchase of the shares pursuant to the Offer or the Series B Stock Purchase Agreements;

     (iii) by the Company, Presley Homes or WLHI if the closing of the Acquisition has not occurred (other than through the failure of any party seeking to terminate to comply fully with its obligations under the Purchase Agreement) on or before November 30, 1999; provided that if the closing has not occurred by that date due to delays in obtaining government approvals, then the parties agree to extend the closing date for up to an additional thirty (30) days;

     (iv) by Presley Homes or the Company if the Purchasers fail to commence the Offer within the time set forth in the Purchase Agreement, provided that Presley Homes is not in material breach at that time;

     (v) by Presley Homes or the Company in connection with entering into a definitive agreement with a third party as permitted under the Purchase Agreement in respect of the Company's Board of Directors' fiduciary duties to the Company's stockholders (provided that Presley Homes has complied with all provisions of the Purchase Agreement);

     (vi) by Presley Homes or the Company if WLHI shall have breached in any material respect any of its representations, warranties or agreements, if the breach cannot be or has not been cured within thirty (30) days after written notice of the breach;

     (vii) by WLHI if, due to an occurrence not involving a breach by it of its obligations under the Purchase Agreement which makes it impossible to satisfy any of the conditions to the Offer, the Purchasers shall have failed to commence the Offer within the time specified in the Purchase Agreement;

     (viii) by WLHI if, prior to the purchase of the Series A Shares by the Purchasers pursuant to the Offer, the Company's Board of Directors shall have withdrawn, modified or changed in a manner adverse to the Purchasers its approval or recommendation of the Offer or shall have recommended an acquisition proposal or executed an agreement relating to an acquisition proposal or similar business combination with a person or entity other than WLHI or its affiliates; or

     (ix) by WLHI if Presley Homes or the Company shall have breached any representation, warranty or covenant in the Purchase Agreement which cannot be or has not been cured within thirty (30) days after notice.

     If the Purchase Agreement is terminated, all further obligations of the parties shall terminate, provided that the termination will not relieve any party of any liability that it may have for breach of any representation or warranty or nonperformance of any covenant or constitute a waiver of any available remedy for breach or nonperformance.

  No Solicitation

     Each of WLHI and the Company has agreed that prior to the closing, neither it nor any of its representatives will solicit or encourage the submission of an acquisition proposal other than from a party to the Purchase Agreement; or provide any information concerning it or its assets to any other person or permit any other person to visit its premises in connection with or for the purpose of soliciting or facilitating an acquisition proposal.

     In the event any other potential acquiror contacts a party to the Purchase Agreement regarding an acquisition proposal, that party is required to inform the other parties and to inform the potential acquiror of the period of exclusive negotiations. If the board of directors of the Company or WLHI, after receiving advice from counsel, determines that a failure to act would be inconsistent with such board's fiduciary duties, the party may furnish information pursuant to confidentiality agreements and participate in discussions and negotiations. If a party enters into a definitive agreement with respect to a competing proposal, that party is required to concurrently pay all fees and expenses incurred by the other party through that date in connection with the Purchase Agreement.

     Except as set forth in this Offer to Purchase, there have not been, since January 1, 1996, any contacts, negotiations or transactions between the Purchasers, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

11.  PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     The Purchasers have commenced the Offer pursuant to the terms of the Purchase Agreement and for the purpose of acquiring such number of Series A Shares as will enable the Purchasers and their respective affiliates to own up to 49.9% of the outstanding Common Stock of the Company. The purchase of Series A Shares pursuant to the Offer will also allow for the Acquisition and the Merger to be consummated.

     Except as disclosed in this Offer to Purchase, none of the Purchasers or their respective affiliates has any present plans or proposals that would (a) result in (i) an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or (ii) any change in the present board of directors or management of the Company, or (iii) any material change in the present capitalization or dividend policy of the Company, or (iv) any other material change in the Company's corporate structure or business, or
(b) cause a class of the Company's securities to be delisted from the NYSE or eligible for termination of registration under the Exchange Act.

12.  DIVIDENDS AND DISTRIBUTIONS

     If, on or after October 7, 1999 and prior to the Expiration Date of the Offer, the Company should (i) split, combine or otherwise change the Common Stock or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company (except for Series A Shares issuable upon the exercise of employee stock options outstanding on October 7, 1999), or (iii) acquire currently outstanding shares of Common Stock or otherwise cause a reduction in the number of outstanding shares of Common Stock, then, without prejudice to the Purchasers' rights under Sections 1 and 14 of this Offer to Purchase, the Purchasers in their sole discretion, subject to the terms of the Purchase Agreement, may make such adjustments as they deem appropriate in the Offer Price and other terms of the Offer.

     If, on or after October 7, 1999, the Company should declare or pay any dividend on the Common Stock or make any distribution (including, without limitation, cash dividends, the issuance of additional shares of Common Stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities, with respect to shares of Common Stock, that is payable or distributable to stockholders of record on a date prior to the transfer to the names of the Purchasers or their respective nominees or transferees on the Company's stock transfer records of the Series A Shares purchased pursuant to the Offer, then, without prejudice to the Purchasers' rights under Sections 1 and 14, any such dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholders for the account of the Purchasers and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchasers, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchasers will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchasers in their sole discretion.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SERIES A SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Series A Shares. The purchase of Series A Shares pursuant to the Offer will reduce the number of Series A Shares that might otherwise trade publicly and may reduce the number of holders of Series A Shares, which could adversely affect the liquidity and market value of the remaining Series A Shares held by the stockholders other than the Purchasers. The Purchasers cannot predict whether the reduction in the number of Series A Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Series A Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

     The Purchase Agreement contemplates that, assuming holders of a majority of the Company's outstanding Common Stock approve the Merger, the Merger will take effect after the closing of the Offer, the Acquisition and the purchase of Series B Shares pursuant to the Series B Stock Purchase Agreements. The Merger will implement transfer restrictions on the common stock of New Presley. Such transfer restrictions would, absent prior approval of the Company's Board of Directors, prohibit certain sales of common stock of New Presley by or to persons owning 5% or more of New Presley's common stock or that would result in any person becoming the holder of 5% or more of New Presley's common stock. Accordingly, the transfer restrictions will have the effect of further restricting the liquidity of New Presley's common stock following the Merger.

     The Merger and the transfer restrictions are described in detail in the Company's proxy materials prepared in connection with the special meeting of the Company's stockholders to be held on November 5, 1999. Such proxy materials have been filed with the Commission, and copies of these materials may be obtained as described in Section 7 of this Offer to Purchase. In addition, the proxy materials will be mailed to holders of record of the Common Stock as of September 15, 1999. The Merger and the transfer restrictions are also discussed in the Company's Schedule 14D-9, which is being mailed to stockholders herewith and which has been filed by the Company with the Commission. Holders of Series A Shares should review these materials carefully before making a decision to tender Series A Shares pursuant to the Offer.

     Stock Exchange Listing. The Series A Shares are presently listed on the NYSE under the symbol "PDC." Upon consummation of the Merger, each Series A Share will be converted into the right to receive 0.2 share of New Presley common stock, and the Series A Shares will cease to be listed on the NYSE.

     The Company states in its proxy materials relating to the Merger that the NYSE has authorized New Presley's common stock for listing on the NYSE. However, the Company has also announced that the NYSE has informed the Company that it is not in compliance with the NYSE's recently amended continued listing criteria, and that failure by the Company to raise its stock price above $1.00 per share (over a 30 trading-day period) within six months will result in immediate suspension of trading and application to the Commission for delisting. The Company has stated in its filings with the Commission that it has presented a business plan to the NYSE that demonstrates compliance with all aspects of the NYSE's continued listing criteria (other than the minimum stock price requirement) within 12 months of the date of the NYSE's notification. Under these criteria, the Company (or, after consummation of the Merger, New Presley) must have:

     - a total market capitalization of not less than $50 million and stockholders' equity of not less than $50 million; and

     - an average market capitalization of not less than $15 million over a consecutive 30 day period.

     The NYSE will monitor the Company and New Presley for quarterly compliance with its plan. If the Company or New Presley fails to achieve the quarterly milestones included in the plan or, at the completion of the 12 months, is not in compliance with the NYSE's continued listing criteria, the shares of common stock of the Company or New Presley will be suspended from trading on the NYSE, and the NYSE, will apply to the Commission to delist the shares. Delisting of the Company's or New Presley's shares could adversely impact the liquidity and market price of such shares.

     If the NYSE were to delist the Company's or New Presley's shares, it is possible that such shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market or other sources. The extent of the public market for such shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded shares remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

     The Purchasers will not be required to accept for payment or pay for any tendered Series A Shares and may terminate or amend the Offer, as of the Expiration Date, if it is reasonably determined that upon consummation of the Offer, the purchases of Series B Shares under the Series B Stock Purchase Agreements and the Merger, (1) the shares of Common Stock of the Company (or the shares of Common Stock of New Presley) will cease to be listed on the NYSE or another national securities exchange, or will not be quoted on an inter-dealer quotation system of a registered national securities association, or (2) the shares of Common Stock of the Company (or the shares of Common Stock of New Presley) outstanding immediately following consummation of such transactions will be held of record by less than 300 persons.

     Exchange Act Registration. The Series A Shares are currently registered under the Exchange Act, and the shares of New Presley are expected to be registered under the Exchange Act. Registration of the Series A Shares or the shares of New Presley under the Exchange Act may be terminated upon application of the Company or New Presley to the Commission if such shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Series A Shares or the shares of New Presley under the Exchange Act would substantially reduce the information required to be furnished by the Company or New Presley to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company or New Presley, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company or New Presley and persons holding "restricted securities" of the Company or New Presley to dispose of such securities pursuant to Rule 144 or Rule 144A under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Margin Regulations. The Series A Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Series A Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer and the Merger, the Series A Shares or the shares of New Presley would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

14.  CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, the Purchasers shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchasers obligation to pay for or return tendered Shares promptly after termination of withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Series A Shares, and may amend the Offer or terminate the Offer and not accept for payment any tendered Shares, if (i) the Minimum Condition has not been satisfied or waived (pursuant to the Purchase Agreement) by the Expiration Date, (ii) the Acquisition has not been consummated in accordance with the terms of the Purchase Agreement, (iii) the stockholders of the Company have not approved the Merger by the required vote, or (iv) at any time after October 7, 1999 and prior to the Expiration Date, any of the following events shall have occurred and be continuing as of the Expiration Date:

             (a) there shall be any action taken, instituted or pending, or any statute, rule, regulation, legislation, interpretation, ruling, condition, judgment, order or injunction enacted, enforced, promulgated, proposed, amended, issued or deemed applicable to the Offer, the purchase of the Series B Shares pursuant to the Series B Stock Purchase Agreements, the Acquisition or the Merger, by any Governmental Entity (as defined in the Purchase Agreement), that could reasonably be expected to, directly or indirectly: (1) make illegal or otherwise prohibit consummation of the Offer, the purchase of the Series B Shares pursuant to the Series B Stock Purchase Agreements, the Acquisition or the Merger as contemplated by the Purchase Agreement, (2) impose a limitation on the ability of the Purchasers effectively to acquire, hold or exercise full rights of ownership of Common Stock of the Company, including, without limitation, the right to vote any shares acquired or owned by the Purchasers on all matters properly presented to the Company's stockholders, or (3) require divestiture by the Purchasers, WLHI or their respective affiliates of shares of Common Stock of the Company or any material portion of the business or assets of the Company taken as a whole;

             (b) (1) the representations of the Company and Presley Homes set forth in the Purchase Agreement shall not be true and correct in any material respect as of the date of the Purchase Agreement and as of consummation of the Offer as though made on and as of such date, (2) the Company or Presley Homes shall have failed to comply in all material respects with their respective covenants and agreements set forth in the Purchase Agreement, (3) there shall have occurred any events or changes which have had or could reasonably be expected to have a material adverse effect on the business, assets, prospects, condition (financial and other) and results of operations of the Company taken as a whole;

             (c) (1) it shall have been publicly disclosed, or the Purchasers and WLHI shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (c) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the outstanding shares of Common Stock has been acquired by any person (including the Company and Presley Homes or any of their subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange
        Act), (2) the Board of Directors of the Company or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to the Purchasers and WLHI, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger, or approved or recommended any, merger, consolidation, other business combination, sale of material assets, takeover proposal or other acquisition of shares of Common Stock other than the Offer, the Acquisition, the Merger and the other transactions contemplated by the Purchase Agreement, (3) a third party shall have entered into a definitive agreement or a written agreement in principle with the Company with respect to a tender offer or exchange offer for any shares of Common Stock of the Company or a merger, consolidation, other business combination with the Company or sale of material assets of the Company or any of its subsidiaries (except as specifically permitted by the Purchase Agreement), or (4) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing and such resolution shall be made public;

             (d) The Company, Presley Homes and WLHI agree to terminate the Offer, the Acquisition or the Purchase Agreement, or the Purchase Agreement shall have been otherwise terminated in accordance with its terms;

             (e) there shall have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE (excluding any coordinated trading half-triggered solely as a result of a specified decrease in a market index and suspensions on limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), or
        (2) a banking moratorium in the United States or other limitation on the extension of credit, or (3) a commencement of a war, armed hostilities or other national or international calamity involving the United States and having a material adverse effect on the business, assets, prospects, condition (financial and other) and results of operations of the Company, taken as a whole, or materially adversely affecting or delaying the Offer, or (4) in the case of any condition, circumstance or event referenced in any of the foregoing clauses (1), (2) and (3) and existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

             (f) the Series B Stock Purchase Agreements shall no longer be in full force or effect, or the Series B Stock Purchase Agreements shall no longer be enforceable against the Series B Stockholders in accordance with their terms (except for any such failure to be in full force or effect or enforceable which is due solely to a breach thereof by WLHI); or

             (g) it is reasonably determined that upon consummation of the Offer, the purchase of Series B Shares under the Series B Stock Purchase Agreements and the Merger, (1) the shares of Common Stock of the Company will cease to be listed on the NYSE or another national securities exchange, or will not be quoted on an inter-dealer quotation system of a registered national securities association, or (2) the shares of Common Stock of the Company outstanding immediately following consummation of such transactions will be held of record by less than 300 persons.

     The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers regardless of the circumstances giving rise to any such conditions or may be waived by the Purchasers in whole or in part, at any time and from time to time in their sole discretion, subject to the terms of the Purchase Agreement. Subject to the terms of the Purchase Agreement, the failure by Purchasers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each right will be deemed an on-going right which may be asserted at any time and from time to time. Any reasonable determination by the Purchasers concerning any events described in the above conditions will be final and binding on all parties.

     Notwithstanding the foregoing, all conditions to the Offer (other than the condition set forth in paragraph (a) of this Section 14) shall be deemed to have been satisfied upon consummation of the Acquisition in accordance with the terms of the Purchase Agreement. In addition, if on the Initial Expiration Date, (i) the Minimum Condition shall not have been satisfied or waived by the Purchasers, or (ii) the Acquisition shall not have been consummated or the stockholders of the Company shall not have approved the Merger due to delays in (a) obtaining necessary governmental or regulatory approvals of, or necessary third party consents to, either the Acquisition or the Merger, or (b) obtaining the financing required to satisfy the conditions to the Acquisition, or (c) obtaining the release of WLHI from certain performance bonds, guarantees and other obligations set forth in the Purchase Agreement, the Purchasers have agreed to extend the Initial Expiration Date of the Offer from time to time and for such number of business days as may be necessary to allow for such conditions to be satisfied and for the closing of the Offer to be substantially coterminous with the closing of the Acquisition; provided, however, that in no event shall the Purchasers be obligated to extend the Expiration Date of the Offer beyond November 30, 1999 (or thirty days thereafter in the event that the closing of the Acquisition or the stockholder vote upon the Merger is delayed due to further delays in the process of obtaining necessary governmental or regulatory approvals).

15.  CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, based on a review of publicly available filings by the Company with the Commission and the review of certain information furnished by the Company to the Purchasers and their representatives, the Purchasers are not aware of (i) any governmental license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Series A Shares by the Purchasers pursuant to the Offer, or (ii) except as set forth below, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Series A Shares by the Purchasers as contemplated herein. Should any such approval or other action be required, the Purchasers currently contemplate that such approval or action would be sought. While the Purchasers do not currently intend to delay the acceptance for payment of Series A Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchasers or that certain parts of the businesses of the Company or the Purchasers might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchasers' obligation under the Offer to accept for payment and pay for Series A Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Statutes. A number of states have adopted laws and regulations which purport, to varying degrees, to apply to attempted acquisitions of securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of stockholders in Indiana and are incorporated there. Subsequently, a number of federal courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     The Company, directly or through subsidiaries, conducts business in California, Arizona, New Mexico and Nevada, some of which states have enacted takeover laws. The Purchasers do not know whether any of these laws will, by their terms, apply to the Offer and have not complied with any such laws. Should any person seek to apply any state takeover law, the Purchasers will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchasers might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchasers might be unable to accept for payment any Series A Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for payment any Series A Shares tendered. See Section 14.

16.  FEES AND EXPENSES

     Except as set forth below, the Purchasers will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Series A Shares pursuant to the Offer.

     Purchaser has retained ChaseMellon Consulting Services, L.L.C. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as the Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, electronic mail, telephone, facsimile, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Series A Shares. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchasers for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Series A Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchasers may, in their discretion, take such action as they may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Series A Shares in such jurisdiction.

     The Purchasers have filed with the Commission the Schedule 14D-1, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 above (except that they will not be available at the regional offices of the Commission). The Company's recommendation with respect to the Offer and other information required to be disseminated to stockholders pursuant to Rule 14d-9 is contained in the Company's Schedule 14D-9, which is being mailed to stockholders herewith and which has been filed by the Company with the Commission.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASERS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          WILLIAM LYON
                                          WILLIAM H. LYON

October 7, 1999

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Series A Shares and any other required documents should be sent by each stockholder or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

  By Registered/Certified Mail:                 By Hand:                     Overnight Delivery:
    Reorganization Department          Reorganization Department          Reorganization Department
          P.O. Box 3301                       120 Broadway                    85 Challenger Rd.
    South Hackensack, NJ 07606                 13th Floor                  Mail Stop - Reorg. Dept.
                                           New York, NY 10271             Ridgefield Park, NJ 07660

                                       By Facsimile Transmission
                                    (For Eligible Institutions Only)
                                             (201) 296-4293

                                    Confirm Facsimile by Telephone:
                                             (201) 296-4860

     Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CHASEMELLON CONSULTING SERVICES, L.L.C.

                              450 West 33rd Street
                                   14th Floor
                               New York, NY 10001

                           For Information Telephone:
                                 (888) 566-9474